CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated April 20, 2021, with respect to the consolidated balance sheets of AB International Group Corp. (the “Company”) as of August 31, 2020 and 2019, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the years then ended. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

/s/ Yu Certified Public Accountant PC

New York, New York

Dated: April 20, 2021